Exhibit 99.4
FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

Re:	BioMimetic Therapeutics, Inc. — 2,000,000 Shares of Common Stock Offered Pursuant to Rights Distributed to Stockholders
, 2009
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON JUNE 15, 2009, UNLESS EXTENDED BY BIOMIMETIC THERAPEUTICS, INC.
To Our Clients:
     This notice is being distributed by BioMimetic Therapeutics, Inc. (the “Company”) to all holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., New York time, on April 21, 2009 (the “Record Date”), in connection with an offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights, the Rights Offering and the Common Stock are described in the Company’s enclosed Prospectus, dated      , 2009 (the “Prospectus”).
     In the Rights Offering, the Company is offering an aggregate of 2,000,000 shares of its Common Stock, as described in the Prospectus.
     You will receive one Right for each share of Common Stock owned as of the Record Date. Each Right will entitle you to purchase shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $8.50 per share (the “Subscription Price”). In addition, each holder of Rights that exercises its Basic Subscription Privilege in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Privilege at the same Subscription Price of $8.50 per share (the “Over-Subscription Privilege”). If over-subscription requests exceed the number of shares of Common Stock available for purchase in the rights offering, the Company will allocate the available shares of Common Stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. Fractional shares will be rounded down to the nearest whole number.
     The Rights will expire if they are not exercised by 5:00 p.m., New York time, on June 15, 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.
     Your Rights will be evidenced by the accompanying non-transferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name(s) which, if not exercised, will cease to have any value as of the Expiration Date.
     Enclosed for your consideration are copies of the following documents:
1.	The Prospectus;

2.	Instructions; and

3.	A return envelope addressed to us.
     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. We urge you to read the Prospectus carefully before instructing us whether to exercise your Rights.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York time, on the Expiration Date. Subscriptions are irrevocable.
     If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form in the accompanying return envelope. Delivery of the Beneficial Owner Election Form to an address other than as set forth on the accompanying return envelope does not constitute a valid delivery.
ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING
SHOULD BE DIRECTED TO THE ALTMAN GROUP, THE INFORMATION AGENT, AT (866) 796-7176.

BENEFICIAL OWNER ELECTION FORM
     The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock, par value $0.001 per share (the “Common Stock”), of BioMimetic Therapeutics, Inc. (the “Company”).
     You are hereby instructed, on the undersigned’s behalf, to exercise the Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of the Company’s Rights Certificates,” as follows:
PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY
Section 1: OFFERING INSTRUCTIONS (check the appropriate box if you wish to exercise subscription rights)
IF YOU WISH TO EXERCISE ALL OR A PORTION OF YOUR SUBSCRIPTION RIGHTS:
☐	Please exercise my subscription rights for new shares of Common Stock pursuant to the Rights Offering, as set forth below:

	x	=		x	$8.50	=	$
(no. of subscription rights exercised)			(no. of new shares purchased)		(per share)			(total Subscription Price)
Example: If you own 1,000 shares of Common Stock, your basic subscription privilege entitles you to purchase new shares. Each new share may be purchased at $8.50 per share, for a total Subscription Price of $. In addition, you may subscribe for additional shares in excess of the shares you are entitled to purchase, each for $8.50 per share. See the description of the Over-Subscription Privilege in the Prospectus.
IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE:
Please disregard this mailing.
Section 2: PAYMENT
☐	Payment in the amount of $(the total Subscription Price) by check or money order is enclosed.

☐	Please deduct payment from the following account maintained by you as follows:
        Type of Account:
        Account Number:
        Amount to be deducted: $                     (the total Subscription Price)
Section 3: SUBSCRIPTION AUTHORIZATION
I acknowledge that I have received the Prospectus for this offering of subscription Rights and I hereby exercise such Rights for the number of shares indicated above on the terms and conditions specified in the Prospectus.

Signature(s) of subscriber(s):

Print Name:	Print Name:

Telephone No:	Telephone No.:

Date: , 2009	Date: , 2009